Exhibit 99.2

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT OF

GRANITE PEAK RESOURCES, LLC

A Wyoming Limited Liability Company

Dated as of

November 27, 2018

MEMBERSHIP INTERESTS (REFERRED TO HEREIN AS “UNITS”) IN GRANITE PEAK RESOURCES, LLC, A WYOMING LIMITED LIABILITY COMPANY, HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, THE SECURITIES OR “BLUE SKY” LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE SECURITIES LAWS AND HAVE NOT OTHERWISE BEEN REGISTERED WITH OR QUALIFIED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE OR ANY OTHER JURISDICTION. THE UNITS ARE BEING SOLD IN RELIANCE UPON EXEMPTIONS FROM SUCH REGISTRATION OR QUALIFICATION REQUIREMENTS. THE UNITS MUST BE ACQUIRED FOR INVESTMENT ONLY AND CANNOT BE SOLD, PLEDGED, HYPOTHECATED, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF AT ANY TIME EXCEPT IN COMPLIANCE WITH (i) THE RESTRICTIONS ON TRANSFERABILITY CONTAINED IN THIS AGREEMENT, AND (ii) APPLICABLE FEDERAL, STATE AND OTHER SECURITIES LAWS. THEREFORE, PURCHASERS OF THE UNITS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT OF

GRANITE PEAK RESOURCES, LLC

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (as amended from time to time, and including the Schedules, Exhibits and Annexes hereto, this “Agreement”) of GRANITE PEAK RESOURCES, LLC (the “Company”), is entered into effective as of November 27, 2018 (the “Effective Date”), by and among the persons listed on Exhibit A hereto.

RECITALS

WHEREAS, the Articles of Organization of the Company were executed and filed with the Office of the Secretary of State of the State of Wyoming on June 31, 2018; and

WHEREAS, the Members desire to enter into this Agreement as of the Effective Date to, among other things, (a) provide for the management of the Company, (b) set forth the rights and obligations of the Members, and (c) establish and operate the Company as a limited liability company in accordance with the Wyoming Limited Liability Company Act (as it may be amended or succeeded from time to time, the “Act”), and pursuant to the terms and conditions contained herein.

NOW, THEREFORE, the Members agree as follows as follows:

Article I

ORGANIZATIONAL MATTERS

1.1         Formation. The Members agree that the Company was formed as a limited liability company under the Act. The rights and obligations of the Members, and the administration and termination of the Company, shall be governed by this Agreement and the Act. In the event of any inconsistency between any terms and conditions contained in this Agreement and any nonmandatory provisions of the Act, the terms and conditions contained in this Agreement shall govern. This Agreement shall be considered the “Operating Agreement” of the Company within the meaning of Article 1, Section 17-29-102 of the Act.

1.2         Name. The name of the Company is “Granite Peak Resources, LLC”. The Members, acting unanimously, may change the name of the Company, from time to time, in accordance with applicable law.

1.3         Principal Place of Business; Other Places of Business. The principal place of business of the Company shall be located at such place as the Management Committee may from time to time designate.

1.4         Business Purpose. The Company is organized to perform any lawful business, purpose or activity as may be determined from time to time by the Management Committee in which a limited liability company may be engaged under applicable law (including the Act), subject to Section 6.1.5 of this Agreement (collectively, the “Business”).

1.5         Articles of Organization; Filings. The Articles were previously filed in the Office of the Wyoming Secretary of State as required by the Act. The Management Committee may cause to be executed and filed any duly authorized amendments to the Articles from time to time in a form prescribed by the Act. The Management Committee shall also cause to be made, on behalf of the Company, such additional filings and recordings as the Management Committee shall reasonably deem necessary or advisable in furtherance of the Business.

1.6         Designated Agent for Service of Process. So long as required by the Act, the Company shall continuously maintain a registered office and a designated and duly qualified agent for service of process on the Company in the State of Wyoming.

1.7         Term. The term of the Company commenced on the date that the Articles were filed with the Office of the Wyoming Secretary of State and shall continue in perpetuity unless the Company is dissolved in accordance with Article VIII. Notwithstanding the dissolution of the Company, the existence of the Company shall continue until termination pursuant to this Agreement.

Article II

DEFINITIONS

Capitalized words and phrases used and not otherwise defined elsewhere in this Agreement shall have the following meanings:

“Act” is defined in the Recitals.

“Actions” is defined in Section 6.6.1.

“Additional Member” is defined in Section 3.3.1.

“Adjusted Capital Account” means, with respect to any Member, the balance in such Member’s Capital Account as of the end of the relevant fiscal year or other applicable period, after giving effect to the following adjustments:

(a)          increase such Capital Account by any amounts that such Member is obligated to restore pursuant to this Agreement or is deemed to be obligated to restore pursuant to Regulations Section 1.704-1(b)(2)(ii)(c) or the penultimate sentence of each of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(b)          decrease such Capital Account by the items described in Regulations Sections 1.704 1(b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Regulations Section 1.704 1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” means, with respect to any Person, any other Person who controls, is controlled by or is under common control with such Person. As used in this definition, “control” (including its correlative meanings, including “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

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“Arbitrator” is defined in Section 10.4.1.

“Articles” “means the Articles of Organization of the Company filed under the Act in the Office of the Wyoming Secretary of State for the purpose of forming the Company as a Wyoming limited liability company, and, as the context requires, any duly authorized, executed and filed amendments or restatements thereof.

“Assignee” means any Person to which a Member or Assignee Transfers all or any portion of its Units in accordance with Article VII, but which has not been admitted to the Company as a Substitute Member pursuant to Section 7.5.

“Available Assets” means, with respect to any fiscal year or other period, all Company assets that the Management Committee determines are available for distribution after deducting such amounts as the Management Committee deems necessary or appropriate for expenses and reserves (including for: (a) the payment of operating expenses; (b) payments in connection with any loan to the Company or any other loan secured by a lien on any Company assets; (c) capital expenditures; and (d) any other amounts set aside for the restoration, increase or creation of reserves).

“Bankruptcy” means, with respect to any Person, the occurrence of any event described in Section 18-304 of the Act with respect to such Person.

“Business” is defined in Section 1.4.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required to close.

“Capital Account” means the capital account maintained for each Member on the Company’s books and records in accordance with the following provisions:

(a)          To each Member’s Capital Account there shall be added (i) such Member’s Capital Contributions, (ii) such Member’s allocable share of Net Income and any items in the nature of income or gain that are specially allocated to such Member pursuant to Section 5.3 and Annex I, and (iii) the amount of any Company liabilities assumed by such Member or that are secured by any Company property distributed to such Member.

(b)          From each Member’s Capital Account there shall be subtracted (i) the amount of (A) cash and (B) the Gross Asset Value of any Company assets (other than cash) distributed to such Member (other than any payment of principal and/or interest to such Member pursuant to the terms of a loan made by the Member to the Company) pursuant to any provision of this Agreement, (ii) such Member’s allocable share of Net Loss and any items in the nature of expenses or losses that are specially allocated to such Member pursuant to Section 5.3 and Annex I, and (iii) the amount of any liabilities of such Member assumed by the Company or that are secured by any property contributed by such Member to the Company.

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(c)          In the event any Unit is Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Transferred Unit. In the case any Unit is Transferred at a time when an election under Code Section 754 is in effect, the Capital Account of the transferee Member shall not be adjusted to reflect the adjustments to the adjusted tax basis of Company Assets required under Code Sections 754 and 743, except as otherwise required or permitted by Regulations Section 1.704-1(b) (2) (iv) (m).

(d)          In determining the amount of any liability for purposes of subparagraphs (a) and (b) above, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

(e)          The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Sections 1.704-1(b) and 1.704-2 and shall be interpreted and applied in a manner consistent with such Regulations. In the event that the Management Committee shall determine that it is necessary or prudent to modify the manner in which the Capital Accounts, or any additions thereto or subtractions therefrom, are computed in order to comply with such Regulations, the Management Committee may make such modification. The Management Committee shall also make (i) any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of Company capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q), and (ii) any appropriate modifications in the event that unanticipated events might otherwise cause this Agreement not to comply with Regulations Sections 1.704-1(b) or 1.704-2.

“Capital Contributions” means: (a) with respect to any Member, the total amount of cash and the initial Gross Asset Value of property (other than cash) contributed to the capital of the Company by such Member; or (b) where the context requires, any particular such contribution individually. For the avoidance of doubt, no loans made by a Member to the Company shall constitute or be deemed or construed to constitute Capital Contributions.

“Cause” means a Person (A) is convicted of a felony involving moral turpitude (for the avoidance of doubt moral turpitude does not include (solely) traffic or transportation violations); engages in fraud, theft, embezzlement, self-dealing, misappropriation or other malfeasance against the business of the Company, its subsidiaries or affiliates (individually, a “Company Group Member” and collectively, the “Company Group”); or is convicted of any serious offense that results in or would reasonably be expected to result in material financial harm, materially negative publicity or other material harm to the Company Group; (B) commits acts or omissions constituting gross and intentional or willful misconduct in the performance of material aspects of its lawful duties or responsibilities, which act or omission has been the direct cause of a material adverse effect on the Company Group; or (C) the willful failure of such Person to perform such Person’s the duties and obligations to the Company, provided that such Person has been given written notice specifying in reasonable detail the nature of such failure to perform and such Person fails to cure such failure to perform to the reasonable satisfaction of the Company within thirty (30) days after receipt of such notice.

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“Change in Form” is defined in Section 9.1.

“Class A Units” means Units designated as Class A Units having the rights and privileges as set forth in this Agreement.

“Class A Members” means each Person who receives Class A Units and is admitted as a Class A Member pursuant to this Agreement, and each transferee of all or any portion of the Class A Units in accordance with Article VII and admitted as a Substitute Member in respect thereof pursuant to Section 7.5.

“Class B Units” means Units designated as Class B Units having the rights and privileges as set forth in this Agreement.

“Class B Members” means each Person who receives Class B Units and is admitted as a Class B Member pursuant to this Agreement, and each transferee of all or any portion of the Class B Units in accordance with Article VII and admitted as a Substitute Member in respect thereof pursuant to Section 7.5.

“Code” means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

“Company Minimum Gain” has the meaning set forth in Regulations Sections 1.704-2(b)(2) and 1.704 2(d)(1) for the term “partnership minimum gain.”

“Cumulative Tax” for a Member with respect to a Fiscal Year means the Cumulative Tax for the Member with respect to the applicable Fiscal Year calculated based on an assumed combined tax rate of 45%, unless otherwise determined by the Management Committee, on the taxable income allocated to such Member in respect of such Fiscal Year, taking account of any losses from a prior Fiscal Year. Cumulative Tax with respect to any period preceding the Effective Date is deemed to be zero.

“Depreciation” means, for each fiscal year or other applicable period, an amount equal to the federal income tax depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Management Committee.

“Dispute Notice” is defined in Section 10.4.1.

“Disputes” is defined in Section 10.4.

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“Drag-Along Notice” is defined in Section 7.9.1.

“Drag-Along Transfer” is defined in Section 7.9.1.

“Drag-Along Transferors” is defined in Section 7.9.1.

“Economic Interest” means a Person’s right to share in the Net Income, Net Loss, or similar economic items of, and to receive distributions as made from, the Company, but does not include any other rights of a Member (such as any rights to vote or to participate in the management of the Company), or, except as specifically provided in this Agreement or required under the Act, any right to information concerning the business and affairs of the Company. For the avoidance of doubt (and without limiting the generality of the foregoing): (a) an Assignee shall have an Economic Interest only, and no other interest in the Company; (b) no Economic Interest shall have any right or interest greater than that of the Membership Unit from which it derives; (c) an Economic Interest shall be subject to all of the obligations of, and restrictions applicable to, the Membership Unit (or portion thereof) from which it derives (including any capital contribution obligations); and (d) all Economic Interests shall have Capital Accounts that shall be maintained in a manner consistent with this Agreement.

“Encumbrance” means a pledge, alienation, mortgage, hypothecation, adverse claim, interest, lien or similar encumbrance or collateral assignment by any other means, whether for value or no value and whether voluntary or involuntary (including by operation of law or by judgment, levy, attachment, garnishment, Bankruptcy or other legal or equitable proceedings).

“ERISA” means Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time (or any corresponding provisions of succeeding law).

“Final Notice” is defined in Section 3.3.3(e).

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a)          The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset on the date of contribution, as determined by the Management Committee.

(b)          The Gross Asset Values of all Company assets immediately prior to the occurrence of any event described in clauses (i) through (v) below shall be adjusted to equal their respective gross fair market values, as determined by the Management Committee using such method of valuation as it may adopt, as of the following times:

(i)           the acquisition of a Unit by a new or existing Member in exchange for more than a de minimis Capital Contribution, if the Management Committee determines that such adjustment is necessary or appropriate to reflect the relative Economic Interests of the Members in the Company;

(ii)          the distribution by the Company to a Member of more than a de minimis amount of cash or other Company assets as consideration for a Unit, if the Management Committee determines that such adjustment is necessary or appropriate to reflect the relative Economic Interests of the Members in the Company;

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(iii)         the liquidation or dissolution of the Company within the meaning of Regulations Section 1.704 1(b)(2)(ii)(g);

(iv)         the grant of a Unit (other than a de minimis Unit grant) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a member capacity, or by a new Member acting in a member capacity or in anticipation of becoming a Member of the Company, if the Management Committee determines that such adjustment is necessary or appropriate to reflect the relative Economic Interests of the Members in the Company; and

(v)          at such other times as the Management Committee shall determine necessary or advisable in order to comply with Regulations Sections 1.704-1(b) and 1.704-2.

(c)          The Gross Asset Value of any Company asset distributed to a Member shall be the gross fair market value of such asset on the date of distribution as determined by the Management Committee.

(d)          The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (d) to the extent that the Management Committee determines that an adjustment pursuant to subparagraph (b) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d).

(e)          If the Gross Asset Value of any asset has been determined or adjusted pursuant to subparagraphs (a), (b) or (d) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Income and Net Loss.

“Indemnitee” is defined in Section 6.6.1.

“JAMS” is defined in Section 10.4.2.

“Liabilities” is defined in Section 6.6.1.

“Liquidator” is defined in Section 8.5.1.

“Management Committee” means the committee composed of the Managers appointed in accordance with Section 6.1.1.

“Management Committee Approved Budget” means the Company’s annual line item budget detailing the proposed sources and uses of funds and the income and expenditures of the Company, including capital expenditures, for the upcoming Fiscal Year; if the Management Committee does not adopt a budget for a particular Fiscal Year before the beginning of such Fiscal Year then the budget for the prior Fiscal Year shall be adopted as the budget until the Management Committee adopts a new budget.

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“Manager” has the meaning set forth in Schedule 6.1.1.

“Member Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704 2(i)(3) with respect to “partner nonrecourse debt minimum gain.”

“Member Nonrecourse Debt” has the meaning set forth in Regulations Section 1.704 2(b)(4) for the term “partner nonrecourse debt.”

“Member Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704 2(i) for the term “partner nonrecourse deductions.”

“Member of the Immediate Family” means, with respect to any Member who is an individual, each parent, spouse, ex-spouse, grandparent, child (including those adopted) or grandchild of such individual and each custodian or guardian of any property of any one or more of such Persons in the capacity as such custodian or guardian.

“Members” means the Class A Members and Class B Members and each Person holding Units who has been admitted as a member in accordance with this Agreement, as reflected in the books and records of the Company, as amended from time to time (including any Substitute Members and any Additional Members), each in its capacity as a member of the Company for so long as it holds a Unit, with each Member being referred to, individually, as a “Member.”

“Membership Unit” or “Unit” means the entire ownership interest of a Member in the Company at any particular time, including the Member’s Economic Interest, any and all rights to vote and otherwise participate in the Company’s affairs, and the rights to any and all benefits to which a Member may be entitled as provided in this Agreement, together with the obligations of such Member to comply with all of the terms and provisions of this Agreement.

“Net Income” or “Net Loss” means, for each fiscal year or other applicable period, an amount equal to the Company’s taxable income or loss, as the case may be, for such year or other period determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, deduction or credit required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss, as applicable), with the following adjustments:

(a)          Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition shall increase the amount of such taxable income or decrease the amount of such taxable loss;

(b)          Any expenditure of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704 1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition, shall decrease the amount of such taxable income or increase the amount of such taxable loss;

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(c)          If the Gross Asset Value of any Company asset is adjusted in accordance with subparagraph (b) or (c) of the definition of “Gross Asset Value,” the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of the asset and shall be taken into account for the purposes of computing Net Income and Net Loss, as applicable;

(d)          Gain or loss resulting from any disposition of Company assets where such gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Company assets disposed of, notwithstanding that the adjusted tax basis of such Company assets differs from its Gross Asset Value;

(e)          In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such year or other period;

(f)          To the extent an adjustment to the adjusted tax basis of any Company assets pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s Units, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for the purposes of computing Net Income and Net Loss, as applicable; and

(g)          Notwithstanding any other provision of this definition, any items that are specially allocated pursuant to Section 5.3 and Annex I hereof shall not be taken into account in computing Net Income or Net Loss. The amounts of the items of Company income, gain, loss or deduction available to be so specially allocated shall be determined by applying rules analogous to those set forth in this definition.

“Nonrecourse Deductions” has the meaning set forth in Regulations Sections 1.704 2(b)(1) and 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Regulations Sections 1.704 2(b)(3) and 1.752-1(a)(2).

“Officer” is defined in Section 6.2.1.

“Participants” is defined in Section 6.7.

“Partnership Representative” is defined in Section 10.9.

“Percentage Interest” of a Member means the ratio that the aggregate number of Units held by a Member bears to the aggregate number of Units held by all Members, expressed as a percentage. The initial Percentage Interest of each Member is set forth on Exhibit A.

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“Permitted Controlling Person” is defined in Section 7.11.1.

“Permitted Transferee” is defined in Section 7.11.

“Permitted Trust” is defined in Section 7.11.1.

“Person” means and includes a natural person, a partnership, a limited liability company, a joint venture, a corporation, a trust, an unincorporated organization, a government or any department or agency thereof or any entity similar to any of the foregoing.

“Proprietary Information” has the meaning set forth in Section 6.9.

“Purchasing Member” has the meaning set forth in Section 10.1.3(a).

“Regulations” means proposed, temporary and final Treasury Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding Treasury Regulations).

“Regulatory Allocations” has the meaning set forth in Annex I.

“Substitute Member” means any Person (a) to whom a Member or Assignee Transfers all or any portion of its Units in accordance with Article VII, and (b) that has been admitted to the Company as a Substitute Member pursuant to Section 7.5.

“Transfer” means, with respect to any Unit or Economic Interest, a sale, transfer, conveyance, exchange, assignment, pledge, Encumbrance, gift, bequest hypothecation or disposition by any other means, whether for value or no value and whether voluntary or involuntary (including by realization upon any Encumbrance or by operation of law or by judgment, levy, attachment, garnishment, Bankruptcy or other legal or equitable proceedings); provided that, except as set forth in Section 7.8.1 and Section 7.9.1, any such action with respect to any equity interest or portion thereof in any Member shall not be deemed a Transfer of a Unit or Economic Interest. The term “Transferred” shall have a correlative meaning.

“Transferred Units” means, any Unit transferred pursuant to a Transfer.

Article III

MEMBERS, CAPITAL

3.1         Members. Membership Units represent the proportionate share of a Member in the profits, losses, capital, and distributions of the Company as well as the voting and other rights of holders of Units, all subject to the terms and conditions of this Agreement and of applicable law. The name, address, Percentage Interest and total Units owned by each Member shall be set forth in the Company’s records and on Exhibit A hereto, which may be amended by the Management Committee from time to time to reflect the transfer of Units, and the admission of Additional Members and Substitute Members pursuant to this Agreement. In the event Exhibit A is not so amended, such matters shall be reflected in the books and records of the Company, and the books and records of the Company shall control.

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3.2         Capital Contributions by Members. The Members’ aggregate Capital Contributions shall at all times be reflected on the Company’s books and records. Except as otherwise required by law or pursuant to this Agreement: (a) no Member or Assignee shall be permitted to make any Capital Contributions to the Company without the prior written approval of the Management Committee; (b) no Member shall be required to make any Capital Contributions without its consent and the consent of the Management Committee; and (c) no Member shall have the right or be permitted to withdraw from the Company or demand the return of all or any part of its Capital Contribution except as agreed in writing by all of the Members. Any voluntary act of a Member that constitutes a withdrawal from the Company shall constitute a material breach of this Agreement by such Member.

3.3         Units-Initial Classes; Additional Members/Classes.

3.3.1.     Generally. The Membership Units of the Company are initially solely Class A Units and Class B Units, having the rights, privileges and obligations as provided in this Agreement. Subject to Section 6.1.5. and Section 10.2, after the Effective Date, the Management Committee may cause the Company to issue Units to any Person (each such Person that is not already a Member of the Company being referred to herein as an “Additional Member”), subject to Section 6.15. No action or consent other than that of the Management Committee shall be required in connection with the admission of Additional Members or the increase in any Members’ Capital Contributions in accordance with this Section 3.3. As a condition to being admitted to the Company, each Additional Member shall execute an agreement to be bound by the terms and conditions of this Agreement and such other documents as may be reasonably determined by the Management Committee.

3.3.2.     Units.

(a)          Class A Units

(i)           The Class A Units shall be issued to initial members as set forth on Exhibit A hereto provided the Company may issue additional Class A Units as set forth in this Agreement. There are 50,000,000 Class Units authorized.

(ii)          Class A Units shall be entitled to vote on all matters submitted for approval by Members. Each Unit shall entitle the holder to one vote

(b)          Class B Units

(i)           The Class B Units shall be issued to initial members as set forth on Exhibit A hereto provided the Company may issue additional Class A Units as set forth in this Agreement. There are 150,000,000 Class B Units authorized.

(ii)          Class B Units have no voting rights and no interest in the profits or losses of the Company.

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(iii)         Holders of Class B Units have liquidation preferences over Class A Units, which are unconditionally guaranteed by the Company’s Class A Member. The result is that in the event of (a) any change in ownership of the Company’s Class A Member, the holders of Class B Units shall exchange their units for Preferred units of the Class A Member of equal value, rights and preferences, or (b) any liquidation, dissolution or winding up of the Company’s affairs, whether voluntary or involuntary, the holders of record of Class B Units shall be entitled to recover their investment prior and in preference to any distribution of any of the Company’s assets or surplus funds to the holder of the Class A Unit.

3.3.3.     Class B Repurchase Option.

(a)          The Company may, at the discretion of the Management Committee, purchase from any Class B Members, any number of Class B Units as determined in its sole discretion, in accordance with the terms of this Section 3.3.3 (the “Repurchase Option”).

(b)          The purchase price for each Class B Unit which the Company has elected to purchase from a Class B Member by means of exercise of the Repurchase Option (the “Class B Unit Repurchase Price”) shall be equal to the sum of (i) ten cents ($0.10) and (ii) the product of (1) ten cents ($0.10) and (2) the number of full calendar years during which such Class B Member has held the Class B Units being repurchase pursuant to the Repurchase Option, on a first-in, first-out basis (the amount described by (ii) of this Section 3.3.3(b), hereinafter referred to as an “Accrued Dividend”). By way of example, if a Class B Member first acquired Class B Units on December 31, 2017, and sells one (1) Class B Unit on January 1, 2019, the Class B Unit Repurchase Price for such Class B Unit shall be $0.20, which amount accounts for a $0.10 Accrued Dividend.

(c)          The Class B Units Repurchase Price shall be paid to the Class B Member whose Class B Units are being repurchased pursuant to the exercise by the Company of the Repurchase Option by means of check or wire transfer within not more than thirty (30) days of the Company notifying such Member of the Company’s desire to exercise the Repurchase Option with respect to such Class B Units.

(d)          Notwithstanding anything to the contrary in this Agreement, if the Company exercises the Repurchase Option with respect to all of a Class B Member’s Class B Units, then upon payment by the Company of the corresponding Class B Units Repurchase Price, such member shall be deemed to have withdrawn from the Company with respect to its Class B units, provided however that to the extent such Member thereafter retains any Class A Units, such Member shall continue to be considered a Member with respect to such Class A Units.

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3.3.4.     IRS Section 83 Safe Harbor. Each of the Members agrees that (a) the Company is authorized and directed to elect the “Safe Harbor” described in the proposed Revenue Procedure contained in the Internal Revenue Service Notice 2005-43 (the “Notice”) or any similar safe harbor described in any Regulations, notices, revenue procedures, revenue rulings or other authority that may be issued and supersede the Notice (the “Final Notice”) under which the fair market value of a granted profits interest will be treated as being equal to its liquidation value; (b) the Company and each of its Members (including a Person to whom a profits interest is transferred in connection with the performance of services) agree to comply with all of the requirements of the Safe Harbor described in the proposed Revenue Procedure (or similar safe harbor described in the Final Notice) with respect to all profits interests transferred in connection with the performance of services while the direction is in effect; and (c) each Member hereby grants to the Partnership Representative, a power-of-attorney to amend this Agreement to conform to the Final Notice in order to permit the Company and its Members to qualify for the Safe Harbor Election (as defined in the Notice) or similar election provided in the Final Notice. Each of the Members and the Company agree not to report the income tax effects of the Safe Harbor Company Interest (as defined in the Notice) in a manner inconsistent with the requirements of the proposed Revenue Procedure or the Final Notice, whichever is applicable, including the failure to provide appropriate information returns. Each of the Members acknowledges that the Notice contains a proposed Revenue Procedure and that the Notice and Revenue Procedure may undergo changes prior to their finalization

Article IV

DISTRIBUTIONS

4.1         Distributions Generally. Except as otherwise provided in Section 4.6 and Article VIII hereof, distributions of Available Assets shall be made only when and as determined appropriate by the Management Committee in its discretion, and when made, shall be made only in accordance with this Article IV.

4.2         Distribution of Available Assets: Except as otherwise provided herein (including as to distributions made in conjunction with the liquidation of the Company which shall be applied or distributed as provided in Article VIII hereof), all distributions of Available Assets shall be distributed to the Members as follows:

4.2.1.     One hundred percent (100%) to the Class A Members pro rata to their respective Percentage Interests.

4.3         Withholding. The Company may withhold distributions or portions thereof if the Management Committee determines that it is required to do so by any applicable rule, regulation, or law, and each Member hereby authorizes the Company to withhold from or pay on behalf of or with respect to such Member any amount of United States federal, state or local or foreign taxes that the Management Committee determines the Company is required to withhold or pay with respect to any amount distributable or allocable to such Member pursuant to this Agreement. Any amounts withheld pursuant to this Section 4.3 shall be treated as having been distributed to the Member with respect to which the withholding was made. Any amount paid on behalf of or with respect to a Member pursuant to this Section 4.3 which is not attributable to amounts withheld pursuant to the first sentence of this Section 4.3, shall, at the option of the Management Committee: (a) be treated as having been distributed to such Member as an advance against the next distributions that would otherwise be made to such Member, and such amount shall be satisfied by offset from such next distributions, or (b) constitute a recourse loan by the Company to such Member, which recourse loan may be in an amount up to the entire amount of Units of such Member (provided that recourse is limited to the actual amount of the loan) and which recourse loan shall be repaid by such Member within thirty (30) days after notice from the Company that such payment must be made. Each Member shall furnish the Management Committee with such information as may be reasonably requested by the Management Committee from time to time to determine whether withholding is required, and each Member shall promptly notify the Management Committee if such Member determines at any time that it is subject to withholding.

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4.4         No Distributions in Kind. Notwithstanding anything to the contrary in this Agreement, the Company shall not make any distribution of property other than cash from the Company as provided in this Agreement without the approval of the Management Committee.

4.5         Limitations on Distributions. Notwithstanding any provision to the contrary contained in this Agreement, neither the Company nor the Management Committee, on behalf of the Company, shall knowingly make a distribution to any Member or the holder of any Economic Interest on account of such Person’s Membership Unit or Economic Interest (as applicable) in violation of the Act.

4.6         Tax Distributions. Notwithstanding Sections 4.1 and 4.2, At least five (5) Business Days prior to the quarterly due dates for estimated tax payments by individuals during the Fiscal Year, the Company shall distribute cash to each Member in an amount equal to the excess, if any, of the Cumulative Tax in respect of such Member with respect to such Fiscal Year over the aggregate amounts previously distributed pursuant to this Section 4.6 or the other provisions of this Agreement in respect of such Fiscal Year to such Member. Such amounts shall be distributed to the Members in proportion to such excess for each Member. Distributions made under this Section 4.6 shall be treated as an advance and count toward the Distributions such member is entitled to receive under the other provisions of this Agreement. To the extent such advance Distributions exceed the amount required to be distributed under this Section 4.6 with respect to the Fiscal Year, such excess shall be treated as a Distribution pursuant to Section 4.2.

Article V

CAPITAL ACCOUNTS; ALLOCATIONS

5.1         Capital Accounts. A Capital Account shall be established and maintained for each Member in accordance with the terms of this Agreement.

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5.2         General Allocation of Net Income and Loss. Net Income and Net Loss shall be determined with respect to each fiscal year or other period of the Company as of the end of such fiscal year or other period, at such times as the Gross Asset Value of any Company asset is adjusted pursuant to the definition thereof and at such other times as may be required or, in the discretion of the Management Committee, permitted pursuant to this Agreement or otherwise under the Code or the Regulations. Subject to the provisions of Annex I, for purposes of adjusting the Capital Accounts of the Members, the Net Income and Net Loss and, to the extent necessary, individual items of income, gain, loss and deduction, for any fiscal year or other applicable period shall be allocated among the Members in a manner such that the Adjusted Capital Account of each Member, immediately after making such allocation, is, as nearly as possible, equal (proportionately) to the distributions that would be made to such Member if the Company were dissolved, its affairs wound up and its properties sold for cash equal to their Gross Asset Values, all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the Gross Asset Value of the property securing such liability), and the net assets of the Company were distributed in accordance with Sections 8.5.1(d) and (e) to the Members immediately after making such allocation. Notwithstanding the preceding sentence, in determining the allocation of Net Income (but not Net Loss) of the Company for any period other than a period in which the Company is liquidated (or a Member’s interest in the Company is liquidated), if any Member has been allocated a Net Loss of the Company for any such period, then the Net Income of the Company shall first be allocated in proportion to, and to the extent of, the excess of prior allocations of such Net Loss under the first sentence of this Section 5.2 over prior allocations of Net Income under the clause. Subject to the other provisions of this Agreement, an allocation to a Member of a share of Net Income or Net Loss shall be treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing Net Income or Net Loss.

5.3         Other Allocation Provisions. Notwithstanding the foregoing provisions of this Article V, the additional allocation precisions set forth on Annex I shall apply.

Article VI

OPERATIONS

6.1         Management Committee.

6.1.1.     Managers. The Company shall have a Management Committee which shall initially consist of one (1) manager (the “Manager”). At present Michael Markiewicz (“MM”) is appointed and agrees to serve as the Manager.

6.1.2.     Resignation, Removal and Replacement of Managers. A Manager may resign as a Manager at any time by giving notice to the Members and the Management Committee, provided however that if at any point a Manager otherwise engaged by the Company ceases to be so engaged by the Company, whether by termination, resignation or for any other reason whatsoever, then such Manager will be deemed to have resigned from his or her position as Manager. Such resignation shall be effective upon receipt thereof or at such later time specified in the notice. Unless otherwise specified in the notice, acceptance of a resignation shall not be necessary to make it effective. A Manager may be removed, with or without cause, only by the Class A Members holding a majority of the Class A Units. If a Manager resigns or is removed, then the Members holding a majority of the then outstanding Class A Units are entitled to designate a replacement Manager. The Members shall take any action necessary to cause such replacements to be appointed as Manager.

6.1.3.     Voting; Written Consent. Except as expressly provided in this Agreement, any action, decision, consent or approval that can be taken, made or given (or not taken, made or given) by the Management Committee may be authorized with the consent or approval of the votes of all Managers, and any such consent or approval may be taken at a meeting or without a meeting by consent in writing of such Persons. The day to day management of the Company shall be run exclusively by the Management Committee.

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6.1.4.     Authority of the Management Committee. Except as otherwise expressly provided in this Agreement or as required by any nonwaivable provision of the Act, the Management Committee shall have the exclusive power and authority to manage the business and affairs of the Company to make all decisions affecting the business and affairs of the Company and to do or cause to be done any and all acts, at the expense of the Company as the Management Committee deems necessary or appropriate. Except as otherwise provided in this Agreement, the Management Committee and the Officers (if any), acting as such, shall have the power and authority to bind the Company, except and to the extent that such power is expressly delegated in writing to any other Person by the Management Committee, and such delegation shall not cause the Management Committee to cease to be the managing authority of the Company. The Management Committee shall be an agent of the Company’s business, and the actions of the Management Committee duly taken in such capacity and in accordance with this Agreement shall bind the Company. Except as otherwise expressly provided in this Agreement, all actions to be taken on behalf of the Company, including all decisions and determinations to be made and discretion to be exercised, shall be taken, made or exercised by the Management Committee.

6.1.5.     Limitations on Powers of the Management Committee. Notwithstanding anything to the contrary in this Agreement, the Management Committee may not cause or permit the Company to, or on the Company’s behalf, take any of the following actions without the prior written consent of the Members holding a majority of the then outstanding Class A Units (the “Member Consent”):

(a)          Issue any additional Units to any Person;

(b)          Effectuate any consolidation, combination or merger of the Company with or into any other Person;

(c)          Issue, assume, incur or guarantee any indebtedness in excess of $50,000.00;

(d)          amend, alter, or repeal any provision of the Articles;

(e)          Enter into any, or cease to operate any, line of Business;

(f)          approve or adopt any new equity incentive and/or management profits interest pool for the Company or any subsidiary thereof;

(g)          make any new, change or revoke any tax election of the Company or any subsidiary of the Company, in each case, to the extent that such tax election would have an adverse impact on the Company;

(h)          dissolve the Company or commence or undertake any liquidity event;

(i)           Adopt a Management Committee Approved Budget, provided, however if the Manager does not adopt a Management Committee Approved Budget for a particular fiscal year before the beginning of such fiscal year then the budget for the prior fiscal year shall be adopted as the Management Committee Approved Budget until the Company adopts a new budget;

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(j)          Take any action outside of the Management Committee Approved Budget, provided, however that Member Consent shall not be unreasonably withheld in the event that the Management Committee desires to reallocate funds among various Management Committee Approved Budget line items;

(k)          Effectuate the creation of any mortgage, pledge, unsecured debt instrument, or other security interest in any material asset of the Company, except as necessary in the Company’s ordinary course of Business; or

(l)          Agree to do any of the foregoing.

6.2         Officers.

6.2.1.     Generally. The Management Committee shall have sole authority to appoint and discharge agents of the Company, who are referred to herein as “Officers” of the Company. Unless provided otherwise by resolution of the Management Committee, the Officers shall have the titles, power, authority and duties described below in this Section; provided, however that the Officers shall not be entitled to take any action inconsistent with the Management Committee Approved Budget without (i) the prior authorization of the Management Committee and (ii) Member Consent.

6.2.2.     Initial Officer. The initial Officer of the Company shall be the Chief Executive Officer and any other officer the Management Committee elects. Any person may hold two or more offices. The Initial Chief Executive Officer shall be Michael Markiewicz.

6.2.3.     Appointment and Term in Office. The Officers shall be appointed by the Management Committee at such time and for such term as the Management Committee shall determine. Any Officer may be removed, with or without cause, only by the Management Committee. Vacancies in any office may be filled only by the Management Committee.

6.2.4.     Chief Executive Officer. Subject to the limitations imposed by this Operating Agreement, or any determination of the Management Committee, the CEO shall be responsible for the management and direction of the business and affairs of the Company, its other Officers, employees and agents, shall supervise generally the affairs of the Company and shall have full authority to execute all documents and take all actions that the Company may legally take. The CEO shall exercise such other powers and perform such other duties as may be assigned to him by this Operating Agreement or the Management Committee.

6.2.5.     Powers of Attorney. The Company may grant powers of attorney or other authority as appropriate to establish and evidence the authority of the Officers and other Persons.

6.2.6.     Delegation of Authority. Unless otherwise provided by resolution of the Management Committee no Officer shall have the power or authority to delegate to any Person such Officer’s rights and powers as an Officer to manage the business and affairs of the Company.

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6.3         Members. Except as set forth in this Agreement or as required by any non-waivable provision of the Act, no Member in its capacity as such shall (a) have any right to vote on or consent to any matter, act, decision or document involving the Company or the business of the Company, or (b) take part in the day-to-day management, or the operation or control, of the business and affairs of the Company. Except to the extent expressly delegated in writing by the Management Committee, no other Member or Person other than the Management Committee or an Officer shall be an agent for the Company or have any right, power or authority to transact any business in the name of the Company or to act for or on behalf of or to bind the Company (including assuming any obligation or responsibility on behalf of the Company). Except as otherwise required by this Agreement or any non-waivable provision of the Act, any action, decision, consent or approval that is required to be taken, made or given (or not taken, made or given) by the Members or any class of Members may be authorized with the consent or approval of the holders of a majority of the Percentage Interests held by the Members entitled to vote on such matter, and any such consent or approval may be taken at a meeting or without a meeting by consent in writing of such Members.

6.4         Reliance by Third Parties. Any Person dealing with the Company, the Management Committee or any Officer may rely upon a certificate signed by the Management Committee or any Officer as to: (a) the identity of the Management Committee, any Member or any Officer; (b) the existence or non-existence of any fact or facts which constitute a condition precedent to acts by the Management Committee or Officers or in any other manner germane to the affairs of the Company; (c) the Persons who are authorized to execute and deliver any instrument or document for or on behalf of the Company; and/or (d) any act or failure to act by the Company or as to any other matter whatsoever involving the Company, the Management Committee, any Member or any Officer (in each case in relation to this Agreement or the business of the Company).

6.5         Records and Reports. The Management Committee shall cause to be kept at the principal place of business of the Company or at such other location as the Management Committee shall deem appropriate, full and proper ledgers, other books of account, and records of all receipts and disbursements, and other financial activities of Company for at least, to the extent such information exists, the current and past four fiscal years. Upon request, provided such request complies with this Section, the Management Committee shall provide Members with access to the Company’s books and records, in accordance with the following: Within ninety (90) days following the end of each fiscal year of the Company or as soon as reasonably practicable thereafter, the Company shall provide to the Members all necessary information required by the Members for preparation of their federal, state and local income or franchise tax or information returns, including each Member’s share of Net Income, Net Loss and any other items of income, gain, loss and deduction for such fiscal year for federal income tax purposes, and any other information reasonably requested by a Member to satisfy tax filing or reporting obligations; a copy of the Company’s federal, state and local income tax or information returns for each fiscal year, after the filing of such returns; and a copy of the Company’s annual financial statements (including income statement, balance sheet and statement of cash flows) as soon as reasonably practicable following fiscal year end. Members (personally or through an authorized representative) may, for purposes reasonably related to their Units, examine and copy (at their own cost and expense) these books and records of the Company at all reasonable business hours.

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6.6         Indemnification and Liability.

6.6.1.     The Company shall indemnify and hold harmless each current and former Member, Manager, and Officer of the Company and any officers, members, directors, shareholders, employees, partners or agents of any of the foregoing (each, an “Indemnitee”) to the fullest extent permitted by law from and against any and all losses, claims, demands, costs, damages, liabilities, joint and several, expenses of any nature (including attorneys’ fees and disbursements), judgments, fines, settlements and other amounts of any nature whatsoever, known or unknown, liquid or illiquid (collectively, “Liabilities”) arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative (collectively, “Actions”), in which the Indemnitee may be involved, or threatened to be involved as a party or otherwise, relating to the performance or nonperformance of any act concerning the Company, if (a) either (i) the Indemnitee determined in good faith that its course of conduct was in, or not opposed to, the best interests of the Company or (ii) in the case of inaction, the Indemnitee did not intend its inaction to be harmful or opposed to the best interests of the Company, and (b) the Indemnitee’s conduct did not constitute gross negligence or willful misconduct. The termination of an action, suit or proceeding by judgment, order, settlement, or upon a plea of nolo contendere or its equivalent, shall not, in and of itself, create a presumption that the Indemnitee acted in a manner contrary to that specified in clauses (a) or (b) above.

6.6.2.     Expenses incurred by an Indemnitee in defending any Action subject to this Section 6.6 shall, with the approval of the Management Committee in its discretion, be advanced by the Company prior to the final disposition of such Action upon receipt by the Company of a written commitment (satisfactory to the Management Committee) by or on behalf of the Indemnitee to repay such amount if it shall be finally determined that such Indemnitee is not entitled to be indemnified as authorized in this Section 6.6.

6.6.3.     Any indemnification provided hereunder shall be satisfied solely out of the assets of the Company as an expense of the Company and no Member shall be subject to personal liability by reason of these indemnification provisions. Notwithstanding anything to the contrary contained in this Agreement, no Member shall be required to make any Capital Contribution to the Company in respect of the Company’s indemnification obligations.

6.6.4.     The provisions of this Section are for the benefit of the Indemnitees only and shall not be deemed to create any rights for the benefit of any other Person. In no event shall any Indemnitee be entitled to double recovery for any liability indemnified by the Company pursuant to this Section 6.6.

6.6.5.     The indemnification provided by this Section 6.6 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, as a matter of law or equity or otherwise, and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

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6.6.6.     No Indemnitee shall be denied indemnification in whole or in part under this Section 6.4 by reason of the fact that the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

6.6.7.     The Management Committee, on behalf of the Company, may cause the Company to purchase and maintain insurance, at the expense of the Company and to the extent available, for the protection of Indemnitees against any liability incurred by such Persons in any such capacity or arising out of any such Person’s status as such, whether or not the Company has the power to indemnify such Persons against such liability.

6.6.8.     If any Indemnitee believes that it has a claim for indemnification under this Section 6.6, such Indemnitee shall so notify the Company promptly in writing describing such claim, the amount thereof, if known, and the method of computation of such claim, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such claim shall have arisen.

6.6.9.     Notwithstanding anything to the contrary in this Section 6.6, unless otherwise determined by the Management Committee in its discretion or as would otherwise apply if the Company were a Wyoming corporation, this Section 6.6 does not apply to any action, suit or proceeding by the Company against any Member, Manager or Officer, including any action, suit or proceeding to enforce any rights under any employment or similar agreement.

6.7         Fiduciary Duties. This Agreement is not intended to, and does not, create, or impose any fiduciary duty on any Member (acting in such capacity) or their respective Affiliates (the “Participants”). Further, each Member hereby waives any and all fiduciary duties owed to the Company or to such Member by any Participant (including those fiduciary duties that, absent such waiver, may be implied by law), and in doing so, each Member recognizes, acknowledges and agrees that the duties and obligations of the Participants to the Company and each other Member are only as expressly set forth in this Agreement. To the maximum extent permitted by law, no Participant shall owe any duty (including any fiduciary duty) to the Company or to any Member or Manager or to any other Person other than a duty to act in accordance with the implied contractual covenant of good faith and fair dealing. The parties hereto acknowledge and agree that any Participant acting in accordance with this Agreement shall (a) be deemed to be acting in compliance with such implied contractual covenant and (b) not be liable to the Company, to any Member, to any Manager or to any other Person that is a party to or is otherwise bound by (or is a beneficiary of) this Agreement for its reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of a Participant otherwise existing at law or in equity in respect of the Company or this Agreement are agreed by all parties hereto to replace fully and completely such other duties and liabilities.

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6.8         Other Activities; Non-Solicitation.

6.8.1.     Except as set forth herein or in a service agreement, to the fullest extent permitted by law, each Member and its Affiliates may engage or invest in, and devote its and their time to, any other business venture or activity of any nature and description, and neither the Company nor any other Member shall have any right by virtue of this Agreement or the relationship created hereby in or to such other venture or activity of any Member (or to the income or proceeds derived therefrom), and the pursuit of such other venture or activity shall not be deemed wrongful or improper. Except as set forth below, activities undertaken by a Member and its Affiliates under this Section 6.8 do not require the notice to, approval from, or other sharing with, any of the other Members or the Company. No Member or its Affiliates shall have any obligation to the Company or its other Members with respect to any such opportunity.

6.9         Confidentiality. To the fullest extent permitted by law, each Member shall (i) maintain in confidence and shall not directly or indirectly use, disseminate, disclose or publish, other than for the benefit of the Company, any confidential or proprietary information or trade secrets of or relating to the Company or the Business, including, without limitation, information with respect to the Company’s (and its Affiliates’) operations, processes, protocols, products, intellectual property, business practices, prospects, finances, principals, business partners, potential business partners, marketing methods, costs prices, contractual relationships, regulatory status, strategic business plans, technology, designs, compensation paid to employees or other terms of employment (“Proprietary Information”), and (ii) shall not make available to any Person any document, record, notebook, computer program or similar repository of or containing any such Proprietary Information. Each Member’s obligations to not use, disseminate, disclose or publish any Proprietary Information or use Proprietary Information for its benefit or the benefit of any other Person will continue so long as such Proprietary Information is not, and has not by legitimate means become, generally known and in the public domain (other than by means of a Member’s direct or indirect disclosure of such Proprietary Information) and continues to be maintained as Proprietary Information by the Company or its Affiliates. The parties hereby stipulate and agree that as between them, the Proprietary Information identified herein is important, material and affects the successful conduct of the Business. Notwithstanding the foregoing, a Member may disclose Proprietary Information to the extent that: (i) such Proprietary Information was publicly known prior to the time of its disclosure by such Member other than through a breach of this provision by such Member or its Affiliates; (ii) such Proprietary Information was disclosed to such Member prior to the time of its disclosure by such Member, on a non-confidential basis by a third party; provided that such third party was not known by (or should not reasonably have been known by) such Member to be bound by an obligation of confidentiality to the Company or its Affiliates with respect to such Proprietary Information; (iii) such disclosure is required by applicable laws or regulations, or by a court or administrative order; provided that prior to any such disclosure, such Member provides the Company with prior written notice of such disclosure (to the extent permitted by applicable law) and that such Member takes all reasonable and lawful actions to obtain confidential treatment for such disclosure and, if possible, to minimize the extent of such disclosure; (iv) such disclosure is made solely to such Member’s professional advisors on matters pertaining to the Company; provided that, prior to any such disclosure, such Member shall advise such professional advisors of the obligations set forth in this Section, and shall be liable to the Company for any disclosure by such professional advisors that, if disclosed by such Member would constitute a breach by such Member of this Section; or (v) such disclosure is made to a prospective transferee of Units and the advisors of such Person who sign or agree to be bound by a customary non-disclosure agreement at least as advantageous to the Company as the provisions of this Section.

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6.9.1.     Interpretation. In the event the terms of this Section 6.9 shall be determined by a court or arbitrator of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by a court or arbitrator of competent jurisdiction. Any breach or violation by a Member (either directly or indirectly by any of its Affiliates) of the provisions of this Section 6.9 applicable to such Member shall toll the running of any time periods set forth in this Section 6.9 in respect of such Member for the duration of any such breach or violation.

Article VII

UNITS AND TRANSFERS OF UNITS

7.1         Admissions, Withdrawals and Removals. No Person shall be admitted to the Company after the Effective Date as a Member except in accordance with Section 3.3 (in the case of Persons obtaining an interest in the Company directly from the Company) or Section 7.5 (in the case of transferees of a permitted Transfer of Units in the Company from another Person). Except as otherwise specifically set forth in Section 7.6, no Member shall be entitled to retire, resign or withdraw from being a Member of the Company except with the consent of the Management Committee, which may be given or withheld by the Management Committee in its discretion. No admission, withdrawal, resignation or removal of a Member shall cause the dissolution of the Company. To the maximum extent permitted by law, any purported admission, withdrawal or removal which is not in accordance with this Agreement shall be null and void.

7.2         Transfers and Encumbrances. To the fullest extent permitted by law, and except as provided in the following sentence, no Member or Assignee may Transfer or create an Encumbrance with respect to all or any portion of such Person’s Unit, or Economic Interest (or beneficial interest in the foregoing) without the prior written consent of the Management Committee. Notwithstanding the immediately preceding sentence, any Member may Transfer all or any portion of its Units in accordance with and subject to the terms and conditions set forth in Section 7.3, Section 7.4, Section 7.5 and Section 7.8. Until such time, if any, as a transferee of any permitted Transfer under this Article VII is admitted to the Company as a Substitute Member pursuant to Section 7.5, such transferee shall, in respect of such Transferred Unit(s), be an Assignee only, with only those rights, powers and obligations more specifically described in Section 7.4 in connection therewith. To the fullest extent permitted by law, any purported Transfer or Encumbrance which is not in accordance with, or subsequently violates, this Agreement shall be null and void.

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7.3         Rights of Assignees. Subject to Section 7.4, the transferee of any permitted Transfer pursuant to this Article VII shall be an Assignee only, and only shall receive, to the extent Transferred, the distributions and allocations of income, gain, loss, deduction, credit or similar items to which the last Member that Transferred such Units would be entitled. An Assignee shall hold only an Economic Interest and shall not be entitled or enabled to exercise any other rights or powers of a Member (including any voting or information rights). An Assignee shall not be a member of the Company for Wyoming state law purposes. Except as set forth in Section 7.4, all other rights, and all obligations relating to, or in connection with, such Unit shall remain with the transferring Member, and the transferring Member shall remain a Member even if it has transferred its entire Economic Interest in the Company to one or more Assignees until such time as each such Assignee is admitted to the Company as a Member pursuant to Section 7.4. An Assignee shall nevertheless be subject to all of the restrictions and obligations applicable to the Economic Interest that it holds. In the event any Assignee desires to make a further assignment of any Economic Interest in the Company, such Assignee shall be subject to all of the provisions of this Agreement to the same extent and in the same manner as any Member desiring to make such an assignment and such Assignee’s successors and assigns shall acquire only an Economic Interest subject to eligible restrictions and obligations applicable to such Economic Interest. Wherever the term “Member” is used in this Agreement in connection with Capital Accounts, allocations, distributions, Capital Contribution obligations, other payment obligations, redemption, tax withholding, or other rights, responsibilities or remedies in any manner relating to an Economic Interest, such term shall be interpreted to include Assignees wherever appropriate, all as determined by the Management Committee in its discretion. Wherever the term “Member” is used in this Agreement in connection with any restriction applicable to a Member, the same restriction shall apply to an Assignee, and an Assignee shall be subject (in respect of its Economic Interest) to all of the obligations of, and restrictions applicable to, the Membership Unit (or portion thereof) from which it derives. No Assignee shall have any greater right than any Member, and no Assignee shall have any right, interest or obligation in respect of its Economic Interest greater than that of the Membership Unit from which it derives. For the avoidance of doubt and without limiting the generality of the foregoing, an Assignee shall be bound by each of the provisions of this Article VII and Article X to the same extent as a Member. The Management Committee shall have discretion to interpret this Section 7.4 as applied to the provisions of this Agreement as it deems appropriate.

7.4         Admission of Assignees as Substitute Members.

7.4.1.     An Assignee shall become a Substitute Member upon (a) receipt by the Company of a written instrument (including such Assignee’s consent to be bound by this Agreement as a Substitute Member) in form and substance satisfactory to the Management Committee in its discretion and (b) upon the written consent of the Management Committee (which consent may be given or withheld in its discretion), and upon such admission, the books and records of the Company shall be amended as appropriate.

7.5         Withdrawal of Members. If a Member has Transferred all of such Member’s Units to one or more Assignees, then such Member shall withdraw from the Company if and when all such Assignees have been admitted as Substitute Members in accordance with this Agreement.

7.6         No Encumbrance. To the fullest extent permitted by law, no Member or Assignee may cause or permit any Encumbrance with respect to all or any portion of such Person’s Units, Economic Interest or beneficial interest therein without the prior written consent of the Management Committee, which may be given or withheld by the Management Committee in its discretion.

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7.7         Drag-Along Rights.

7.7.1.     General. Notwithstanding anything in this Article VII to the contrary, if the Members holding a majority of the outstanding Class A Units (the “Drag-Along Transferors”) desire to sell at least a majority of their Units to a Person (a “Drag-Along Transfer”), then the Drag Along Transferors shall have the right, by so specifying in a notice to all of the other Members (a “Drag-Along Notice”), to require the other Members to sell all of their Units to the Person and otherwise cooperate in the consummation of the Drag-Along Transfer.

7.7.2.     Conditions. In the event of a Drag-Along Transfer, the Members shall be subject to the obligations set forth in this Section 7.10 with respect thereto only if the terms and conditions of the Drag-Along Transfer contemplate the following:

(a)          the consideration (if any) payable to each holder of Units in the Drag-Along Transfer shall be determined in accordance with Section 8.5;

(b)          no holder of Units who is not an employee of the Company is required to enter into a non-competition or non-solicitation agreement in connection with the transaction; and

(c)          no Member or Affiliate of any Drag-Along Transferor has any material interest, direct or indirect, in the Person acquiring such Units.

7.7.3.     Obligations of the Members. Subject to the limitations of Section 7.10.2, in the case of a Drag-Along Transfer:

(a)          Each Member shall consent and raise no objections to the Drag-Along Transfer;

(b)          Each Member shall cooperate in the due diligence process associated with the Drag-Along Transfer;

(c)          Each Member shall waive, and agree not to invoke or assert, any purported dissenters’ rights, appraisal rights or similar rights in connection with such Drag-Along Transfer;

(d)          If the Drag-Along Transfer is structured as a sale of Units, each Member shall agree to sell his, her or its Units on the terms and conditions approved by the Drag-Along Transferors; and

(e)          Each Member shall take all necessary or desirable actions in connection with the consummation of the Drag-Along Transfer, including the execution of such agreements and instruments and such other actions reasonably necessary to effectuate the allocation and distribution of the aggregate consideration upon the Drag-Along Transfer as set forth in Sections 7.10.1 and 7.10.2. Nothing in this Section 7.10.3(e) shall require a Member to comply with the forgoing unless:

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(i)           any representations and warranties to be made by such Member in connection with the Drag Along Transfer are limited to representations and warranties related to authority, ownership and the ability to convey title to such Units, including, but not limited to, representations and warranties that (i) the Member holds all right, title and interest in and to the Units such Member purports to hold, free and clear of all liens and encumbrances, (ii) the obligations of the Member in connection with the transaction have been duly authorized, if applicable, (iii) the documents to be entered into by the Member have been duly executed by the Member and delivered to the acquirer and are enforceable against the Member in accordance with their respective terms; and (iv) neither the execution and delivery of documents to be entered into in connection with the transaction, nor the performance of the Member’s obligations thereunder, will cause a breach or violation of the terms of any agreement, law or judgment, order or decree of any court or governmental agency;

(ii)          the Member shall not be liable for the inaccuracy of any representation or warranty made by any other Person in connection with the Drag Along Transfer, other than the Company (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any Member of any of identical representations, warranties and covenants provided by all Members);

(iii)         the liability for indemnification, if any, of such Member in the Drag Along Transfer and for the inaccuracy of any representations and warranties made by the Company or its Members in connection with such Drag Along Transfer, is several and not joint with any other Person (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any member of any of identical representations, warranties and covenants provided by all Members), and is pro rata in proportion to, and does not exceed, the amount of consideration paid to such Member in connection with such Drag Along Transfer;

(iv)         upon the consummation of the Drag Along Transfer each holder of Units will receive the same form of consideration for their Units as is received by other holders in respect of Units that have the same distribution rights; provided, however, that, notwithstanding the foregoing, if the consideration to be paid in the Drag Along Transfer includes any securities and due receipt thereof by any Member would require under applicable law (x) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities; or (y) the provision to any Member of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act, the Company may cause to be paid to any such Member in lieu thereof, against surrender of the applicable Units, as applicable, which would have otherwise been sold by such Member, an amount in cash equal to the fair value (as determined in good faith by the Company) of the securities which such Member would otherwise receive as of the date of the issuance of such securities in exchange for the applicable Interest; and

(v)          if any holders of Units are given an option as to the form and amount of consideration to be received as a result of the Drag Along Transfer, all holders of such Units will be given the same option; provided, however, that nothing in this subsection shall entitle any Member to receive any form of consideration that such Member would be ineligible to receive as a result of such holder’s failure to satisfy any condition, requirement or limitation that is generally applicable to the Members.

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7.8         Permitted Transferees. Notwithstanding anything to the contrary in this Agreement, a Member shall be entitled to Transfer such Member’s Units to a Person (the transferee in such transaction being referred to as a “Permitted Transferee”) in accordance with the following:

7.8.1.     Members of the Immediate Family. A Member who is a natural Person shall be entitled to Transfer all or any portion of such Member’s Units to one or more Members of the Immediate Family of such Member, to a trust for the benefit of such Member or one or more of the Members of the Immediate Family of such Member (“Permitted Trust”) or to a limited liability company, family limited partnership, or similar entity the membership or other ownership interests of which are owned by such Member or one or more of the Members of the Immediate Family of such Members or a Permitted Trust, so long as the Person controlling such trust is the Member, a Member of the Immediate Family of a Member, a lawyer, accountant or institution hired by the Member or a Member of the Immediate Family of such Member or is reasonably satisfactory to the Management Committee (each, a “Permitted Controlling Person”). In no event shall all or any part of a Unit be transferred to a minor or an incompetent except in trust or pursuant to the Uniform Gifts to Minors Act.

7.8.2.     Upon Death. Upon the death of any Member who is a natural Person, such Member’s Units may be Transferred by the will or other instrument taking effect at death of such Member or by applicable laws of descent and distribution to such Member’s estate, executors, administrators and personal representatives, and then to such Member’s heirs, legatees or distributees, whether or not such recipients are Members of the Immediate Family of such Member.

Article VIII

DISSOLUTION, LIQUIDATION AND TERMINATION OF THE COMPANY

8.1         Limitations. The Company may be dissolved, liquidated, and terminated and have its affairs wound up only pursuant to the provisions of this Article VIII, and the Members do hereby irrevocably waive any and all other rights they may have to cause a dissolution of the Company or a sale or partition of any or all of the Company assets.

8.2         Exclusive Causes. Notwithstanding any nonwaivable provision of the Act, the following and only the following events shall the Company to be dissolved, liquidated and terminated: (i) the written election of the Management Committee in accordance with this Agreement, or (ii) judicial dissolution. To the fullest extent permitted by law, any dissolution of the Company other than as provided in this Section 8.2 shall be a dissolution in contravention of this Agreement.

8.3         Effect of Dissolution. The dissolution of the Company shall be effective on the day on which the event occurs giving rise to the dissolution, but the Company shall not terminate until it has been wound up and its assets have been distributed as provided in Section 8.5 and its Articles has been cancelled by the filing of a certificate of cancellation with the office of the Wyoming Secretary of State. Notwithstanding the dissolution of the Company, prior to the termination of the Company, the business of the Company and the affairs of the Members, as such, shall continue to be governed by this Agreement.

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8.4         No Capital Contribution Upon Dissolution. Each Member shall look solely to the assets of the Company for all distributions with respect to the Company, such Member’s Capital Contribution thereto, such Member’s Capital Account and/or share of Net Income or Net Loss, and shall have no recourse therefor (upon dissolution or otherwise) against any other Member. Accordingly, if any Member has a deficit balance in such Member’s Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which the liquidation occurs), then such Member shall have no obligation to make any Capital Contribution with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever.

8.5         Liquidation.

8.5.1.     Upon dissolution of the Company, the Company shall thereafter engage in no further business other than that which is necessary to wind up the business, and the Management Committee (or such other Person as may be appointed in writing by the Management Committee or by the Court ordering judicial dissolution) shall act as the “Liquidator” of the Company. The Liquidator shall liquidate the assets of the Company and after allocating (pursuant to Annex I of this Agreement) all income, gain, loss and deductions resulting therefrom, shall apply and distribute the proceeds for the Company as follows (the fraction in which the numerator is the total proceeds that would be received by a Member pursuant to this Section 8.5.1, and the denominator is the total proceeds that would be distributed to all of the Members pursuant to this Section 8.5.1, shall hereinafter be referred to as a Member’s “Liquidation Value”) :

(a)          First, to the payment of the expenses of the winding up, liquidation and dissolution of the Company;

(b)          Second, to pay all creditors of the Company (including any amounts owed under any loans made by Members, and any amounts owed for deferred compensation) either by the payment thereof or the making of provision therefor;

(c)          Third, to establish reserves, in amounts determined by the Management Committee or such Liquidator, to meet other liabilities of the Company;

(d)          Fourth, to payment of any and all Accrued Dividend(s);

(e)          Fifth, one hundred percent (100%) to the Members pro rata based on their outstanding Capital Contributions, until their Capital Contributions are returned (if they have not already otherwise been returned); and

(f)          Sixth one hundred percent (100%) to the Members pro rata to their respective Percentage Interests.

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8.6         Discretion of Liquidator. Notwithstanding Section 8.5.1 of this Agreement, in the event that the Liquidator determines that an immediate sale of all or any portion of the Company assets would cause undue loss to the Members (or any subset thereof), the Liquidator, in order to avoid such loss to the extent not prohibited by the Act, may either defer liquidation of and withhold from distribution for a reasonable time any Company assets except those necessary to satisfy the Company’s debts and obligations, or distribute the Company assets to the Members in kind.

Article IX

CHANGE IN FORM

9.1         Generally. The Management Committee may cause the Company to be converted into a corporation by any means determined by the Management Committee. In such case, the Management Committee shall decide whether to issue shares of stock in the corporation that reflect, to the extent determined by the Management Committee, the relative rights of the different Interests, or to issue solely common stock of the corporation to the Members based on their respective Liquidation Value immediately prior to such conversion as determined by the Management Committee. If different classes of shares are issued, the Members agree to enter into such stockholders agreements as may be determined by the Board to be necessary or appropriate to reflect their respective rights and obligations. The Members acknowledge and agree that the Management Committee in its discretion may cause the Company to be converted into a form different from that of the current form of the Company (a “Change in Form”), subject to Section 6.1.5, including if it proposes to undertake an initial public offering of equity in the Company. Accordingly, the Members agree that, upon such a determination by the Management Committee in its discretion, the Management Committee shall be entitled and empowered to take any and all actions the Management Committee deems necessary or desirable so that the Company may continue its Business and undergo one or more Changes in Form. The Change in Form may take the form of, without limitation, a merger of the Company into another entity, a contribution of all of the Units of the Members in the Company to another entity, and the distribution of its ownership interests to the Members, a transfer of the assets, subject to the liabilities, of the Company to another entity and the distribution of its ownership interests to the Members.

Article X

RedemptioN.

10.1       No Mandatory Redemption. The Company shall not be obligated to redeem or repurchase any Units and no Member shall have the right to demand any such redemption or repurchase.

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Article XI

MISCELLANEOUS

11.1       Amendments. Except as otherwise provided herein, any and all amendments to this Agreement may be made from time to time only with the written consent of all of the holders of the outstanding Class A Units; provided that, without the consent of any Members to be adversely affected, this Agreement may not be amended so as to (a) modify the limited liability of a Member or (b) materially and adversely affect in a disproportionate manner the interest, rights or obligations of a Member. Notwithstanding the foregoing or any other provision of this Agreement, the Management Committee may amend this Agreement in any manner it deems advisable, and without the consent of any Member, if such amendment is: (i) to ensure that the Company will be treated as a partnership for federal income tax purposes; (ii) to ensure that the Company will not be subject to regulation under ERISA or any securities or blue sky laws; (iii) necessary to implement a Change in Form pursuant to Article IX; (iv) to correct any typographical or similar ministerial errors; (v) to reflect the admission of one or more Additional Members or Substitute Members; or (vi) to cure any mistake or ambiguity, to correct or supplement any provision herein which may be inconsistent with any other provision herein or to make any other provisions with respect to matters or questions arising under this Agreement that are not inconsistent with the provisions of this Agreement.

11.2       Governing Law; Waiver of Jury Trial. This Agreement, including its existence, validity, construction, and operating effect, and the rights of each of the parties hereto, shall be governed by and construed in accordance with the laws of the State of Wyoming without regard to otherwise governing principles of conflicts of law. To the greatest extent permitted by applicable law, each party hereto hereby waives, and covenants that it will not assert any right to trial by jury in any forum in respect of any issue, claim, demand, cause of action, action, suit or proceeding arising out of or based upon this agreement or the subject matter hereof.

11.3       Arbitration. The parties hereto understand and agree that, from and after the Effective Date, any and all claims, grievances, demands, controversies, causes of action or disputes of any nature whatsoever (hereinafter “Disputes”), arising out of, in connection with, or in relation to (a) this Agreement, or (b) questions of arbitrability under this Agreement, shall be resolved by final, binding, nonjudicial arbitration in accordance with the Federal Arbitration Act, 9 U.S.C. Section 1, et seq. pursuant to the following procedures:

11.3.1.   Any party may send another party or parties written notice identifying the matter in dispute and invoking the procedures of this Section 10.4 (the “Dispute Notice”). Within fourteen (14) days from delivery of the Dispute Notice, each party involved in the dispute shall meet at a mutually agreed location in New York, New York, for the purpose of determining whether they can resolve the dispute themselves by written agreement, and, if not, whether they can agree upon an impartial third-party arbitrator (the “Arbitrator”) to whom to submit the matter in dispute for final and binding arbitration.

11.3.2.   If such parties fail to resolve the dispute by written agreement or agree on the Arbitrator within the later of fourteen (14) days from any such initial meeting or within thirty (30) days from the delivery of the Dispute Notice, any such party may make written application to the Judicial Arbitration and Mediation Services (“JAMS”) in New York City, New York for the appointment of a single Arbitrator to resolve the dispute by arbitration. At the request of JAMS the parties involved in the dispute shall meet with JAMS at its offices within ten (10) calendar days of such request to discuss the dispute and the qualifications and experience which each party respectively believes the Arbitrator should have; provided, however, that the selection of the Arbitrator shall be the exclusive decision of JAMS and shall be made within thirty (30) days of the written application to JAMS.

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11.3.3.   Within thirty (30) days of the selection of the Arbitrator, the parties involved in the dispute shall meet in New York City, New York, with such Arbitrator at a place and time designated by such Arbitrator after consultation with such parties and present their respective positions on the dispute. Each party shall have no longer than one (1) day to present its position, the entire proceeding before the Arbitrator shall be no more than three (3) consecutive days, and the decision of the Arbitrator shall be made in writing no more than thirty (30) days following the end of the proceeding. Such an award shall be a final and binding determination of the dispute and shall be fully enforceable as an arbitration decision in any court having jurisdiction and venue over such parties. The prevailing party or parties (as determined by the Arbitrator) shall in addition be awarded by the Arbitrator such party’s or parties’ own legal fees and expenses in connection with such proceeding. The non-prevailing party or parties (as determined by the Arbitrator) shall pay the Arbitrator’s fees and expenses.

11.4       Accounting and Fiscal Year. Subject to Code Section 448, the books and records of the Company shall be kept on such method of accounting for tax and financial reporting purposes as may be determined by the Management Committee. The fiscal year and the tax year of the Company shall end on December 31 of each year, or on such other date required or permitted under the Code as the Management Committee shall determine.

11.5       Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and fully supersedes any and all prior or contemporaneous agreements or understandings between the parties hereto pertaining to the subject matter hereof.

11.6       Further Assurances. Each of the parties hereto does hereby covenant and agree on behalf of itself, its successors, and its assigns, without further consideration, to prepare, execute, acknowledge, file, record, publish, and deliver such other instruments, documents and statements, and to take such other action as may be required by law or reasonably necessary to effectively carry out the purposes of this Agreement. Each Member hereby undertakes to take any action necessary or convenient to implement any matter approved in accordance with this Agreement.

11.7       Notices. Any notice, consent, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be (a) delivered personally to the Person or to an officer of the Person to whom the same is directed, (b) sent by electronic mail, or (c) sent by registered or certified mail, return receipt requested, postage prepaid, (i) to the Company, addressed to:

GRANITE PEAK RESOURCES, LLC

1603 Capitol Avenue

Suite 310 A541

Cheyenne, WY 82001

Attn: Michael Markiewicz, Manager

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or to such other address as the Company may from time to time specify by notice to the Members; and (ii) if to a Member, to such Member at the address set forth on Exhibit A, or to such other address as such Member may from time to time specify by notice to the Company. Any such notice shall be deemed to be delivered, given and received for all purposes as of: (A) the date so delivered, if delivered personally, (B) the date of electronic, written or oral confirmation of receipt, if sent by electronic mail, (C) the date of confirmed receipt, if sent by facsimile, or (D) the date of receipt or refusal indicated on the return receipt, if sent by registered or certified mail, return receipt requested, postage and charges prepaid and properly addressed.

11.7.1.   Tax Matters. Michael Markiewicz will be the partnership representative within the meaning of Section 6223 of the Code and any other similar designation under applicable law, subject in all respects to the provisions of this Agreement. MM shall serve as the partnership representative until he resigns or the Company dissolves. If a replacement partnership representative is needed at any time for any reason, such replacement partnership representative must be unanimously approved by the Class A Members.

11.7.2.   The partnership representative shall cause the Company to file a Federal income tax information return and all other tax returns required to be filed by the Company for each taxable year or part thereof. Within three (3) months after the end of each taxable year of the Company, each Member shall be furnished with information necessary for preparing such Member’s income tax return.

11.7.3.   The partnership representative will have substantial responsibility and authority in connection with any examination of the Company’s Federal income tax information returns, including, without limitation, the authority to enter into agreement with the Internal Revenue Service on behalf of each Members to extend the period for assessing against such Members a Federal income tax deficiency attributable to “partnership items” as that term is defined in Section 6231(a)(3) of the Code.

11.7.4.   Except with respect to elections under Section 6226(a) of the Code, the partnership representative shall have the right to make decisions regarding extensions of statutes of limitation and choice of forum in tax proceedings, and the partnership representative shall have the authority to make an election out under Section 6221(b) of the Code if the Company is eligible to make such an election or, an election under Section 6226(a) of the Code on behalf of the Company.

11.7.5.   The Company will reimburse MM for any reasonable out-of-pocket expenses incurred in connection with his activities as the partnership representative. It is the intent of the Members that the Company be treated as a partnership for all federal, state and local tax purposes and the Members and the Company shall take all reasonable actions appropriate to effect such intention.

11.7.6.   MM shall keep the Members informed of all administrative and judicial proceedings of the Company with respect to taxes and shall furnish a copy of each notice or other communication received by MM, in his capacity as partnership representative or similar designation under applicable law, or the Company from any taxing authority to each Member.

11.7.7.   The Members shall be permitted to participate in any tax matter or proceeding of the Company. This Section is not intended to authorize MM to take any action left to the determination of an individual Member under Sections 6222 through 6231 of the Code or any action left to the determination of an individual Member by any subsequent amendment to the Code.

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11.8       Construction. The parties hereto acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to both parties hereto and not in favor or against either party by the rule of construction abovementioned.

11.9       Binding Effect. Except as otherwise expressly provided herein, this Agreement shall be binding on and inure to the benefit of the Members, their heirs, executors, administrators, successors and all other Persons hereafter holding, having or receiving an interest in the Company, whether as Assignees, Additional Members, Substitute Members or otherwise.

11.10     Severability. If any provision of this Agreement as applied to any party or any circumstances is determined by any court having jurisdiction to be void, unenforceable or inoperative as a matter of law, then the Members agree that such provision shall be modified to the greatest extent legally possible so that the intent of this Agreement may be legally carried out. If any one or more of the provisions contained herein, or the application thereof in any circumstances, is held void, unenforceable or inoperative as a matter of law in any respect or for any reason, then the validity, enforceability and operation of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected, it being intended that all of the Members’ rights and privileges shall be enforceable to the fullest extent permitted by law.

11.11     Counterparts; Signatures. This Agreement may be executed in as many counterparts as may be required. It shall not be necessary that the signatures of, or on behalf of, each party, or that the signatures of all Persons required to bind any party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each party, or that the signatures of the Persons required to bind any party, appear on one or more of the counterparts. All counterparts together shall collectively constitute a single agreement. PDF shall suffice for the purposes of this Section 11.11.

11.12     No Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of, or be enforceable by, any creditor of the Company or any creditor of any Member. This agreement is not intended to confer any rights or remedies hereunder upon, and shall not be enforceable by, any Person other than the parties hereto.

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11.13     Waiver. No delay, failure or omission on the part of any party hereto in exercising any right, power, remedy or privilege under this Agreement or under any other documents furnished in connection with or pursuant to this Agreement or otherwise available to any party under applicable law shall impair any such right, power, remedy or privilege, or affect the right of such party thereafter to exercise the same, or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power, remedy or privilege shall preclude the further exercise of such right, power, remedy or privilege, or the exercise of any other right, power, remedy or privilege. Any extension of time or other indulgence granted to any party hereunder will not otherwise alter or affect any power, remedy or right of any other parties, or the obligations of the party to whom such extension or indulgence is granted. The failure at any time of any party to require performance by any other parties of any responsibility or obligation provided for in this Agreement shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by any party of a breach of any provision of this Agreement by the other parties constitute a waiver of any succeeding breach of the same or any other obligation itself. No waiver shall be valid against any party hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.

11.14     Company Counsel. Each Member acknowledges that Robinson Brog Leinwand Greene Genovese & Gluck P.C. (“RB”) has represented the Company in connection with this agreement and that RB does not represent any other Member in its capacity with respect to the Company as such in the absence of a clear and explicit written agreement to such effect between the Company or such Member and RB, as applicable (and then only to the extent specially set forth in such agreement). Each Member agrees (for itself and the Company) that in absence of any such agreement RB does not owe any duties to any Member. Each Member further acknowledges that, whether or not RB has in the past represented or is currently representing such Member with respect to other matters, RB may nevertheless represent the Company in connection with its activities.

11.15     Ownership of Company Property. The interest of each Member in the Company shall be personal property for all purposes. All real and other property owned by the Company shall be deemed owned by the Company. No Member, individually, shall have any direct ownership of such property and title to such property shall be held in the name of the Company.

11.16     Survival. The provisions of Sections 4.6, 6.6, 6.7, 6.8, 6.9, Article II, Article VIII, Article IX and Article XI (and any other provisions herein necessary for the effectiveness of the foregoing sections) shall survive the termination of the Company, the amendment or termination of this Agreement and any Member’s ceasing to be a member of the Company.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF this Agreement is duly executed as of the day and year first above written.

MANAGER

Michael Markiewicz

Exhibit A

Member Name & Address	Aggregate Capital Contribution	Class A Units	Class B Units
Protinus, LLC	$10,000.00 cash	50,000,000	-0-
Mountain View Equity, LLC	1,736,987 SMPR shares	-0-	1,736,987
Bennington Family Island Trust	4,545,019 SMPR shares	-0-	4,545,019
AIRA Consulting LLC Daniel Takami, Manager	3,500,000 SMPR shares	-0-	3,500,000
Daniel J. Takami	711,900 SMPR shares	-0-	711,900
Pure Path Capital Management Company, LLC	23,400,000 SMPR shares	-0-	23,400,000
Paul Renteria	6,138,740 SMPR shares	-0-	6,138,740
JJA Capital, LLC Mark Zachman, Manager	500,000 SMPR shares	-0-	500,000
Jeffery Alan Wilson	500,000 SMPR shares	-0-	500,000
Afignis, LLC Sharon Ullman, Manager	12,680,000 SMPR shares	-0-	12,680,000
Sharon Ullman	4,500,000 warrants to purchase SMPR shares	-0-	4,500,000
Steven Robert Gross	3,4545,900 SMPR shares	-0-	3,4545,900
Winston Marshall	1,758,712 SMPR shares	-0-	1,758,712
Gabriel Griess	5,379,067 SMPR shares	-0-	5,379,067
Ron Westervelt	169,000 SMPR shares	-0-	169,000
Clint Bond	77,000 SMPR shares	-0-	77,000

Annex I

Additional Allocation Provisions

1.1         Regulatory Allocations.

1.1.1      Minimum Gain Chargeback. If there is a net decrease in Company Minimum Gain during a fiscal year, then each Member shall be specially allocated items of Company income and gain for such year (and, if necessary, for subsequent years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.7042(g)(2). This Section 1.1.1 is intended to comply with the minimum gain chargeback requirement of Regulations Section 1.704 2(f) and shall be interpreted consistently therewith.

1.1.2      Member Minimum Gain Chargeback. If there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any fiscal year, each Member who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in a manner consistent with the provisions of Regulations Section 1.704 2(g)(2). This Section 1.1.2 is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement of Regulations Section 1.704 2(i)(4) and shall be interpreted consistently therewith.

1.1.3      Qualified Income Offset. If any Member unexpectedly receives an adjustment, allocation, or distribution of the type contemplated by Regulations Section 1.704 1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be specially allocated to all such Members (in proportion to the deficit amounts of their respective Adjusted Capital Accounts) in an amount and manner sufficient to eliminate the deficit balance in the Adjusted Capital Account of such Member as quickly as possible, provided that an allocation pursuant to this Section 1.1.3 shall be made only if and to the extent that such Member would have a deficit balance in the Adjusted Capital Account of such Member after all other allocations provided for in the Agreement and this Annex I have been tentatively made as if this Section 1.1.3 were not in the Agreement. It is intended that this Section 1.1.3 qualify and be construed as a “qualified income offset” within the meaning of Regulations Section 1.704 1(b)(2)(ii)(d).

1.1.4      Limitation on Allocation of Net Loss. If the allocation of Net Loss to a Member as provided in Section 5.2 of this Agreement would create or increase a deficit balance in a Member’s Adjusted Capital Account, there shall be allocated to such Member only that amount of Net Loss as will not create or increase any such deficit balance. The Net Loss that would, absent the application of the preceding sentence, otherwise be allocated to such Member shall be allocated among the other Members in proportion to their relative Percentage Interests, subject to the limitations of this Section 1.1.4.

1.1.5      Certain Additional Adjustments. To the extent that an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of its Units, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated among the Members in proportion to their relative Percentage Interests in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Members to whom such distribution was made in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

1.1.6      Nonrecourse Deductions. The Nonrecourse Deductions for each fiscal year shall be specially allocated among the Members in proportion to their relative Percentage Interests.

1.1.7      Member Nonrecourse Deductions. The Member Nonrecourse Deductions for any fiscal year shall be specially allocated to the Member that bears the economic risk of loss (within the meaning of Regulations Section 1.752-2) for the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable, in accordance with Regulations Section 1.704-2(i)(1).

1.1.8      Curative Allocations. The allocations set forth in Section 1.1.1 through Section 1.1.7 of this Annex I, inclusive (the “Regulatory Allocations”), are intended to comply with certain requirements of Regulations Sections 1.704-1(b) and 1.704-2, and all such allocations shall be made in a manner consistent therewith, as determined by the Management Committee in its discretion. Notwithstanding the provisions of Section 5.2, the Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocations of other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred.

1.2       1.2         Tax Allocations.

1.2.1      Except as provided in Section 1.2.2 of this Annex I, each item of Company income, gain, loss and deduction shall be allocated among the Members for federal income tax purposes as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Article 5 and this Annex I.

1.2.2      Income, gain, loss and deduction with respect to any asset contributed to the Company with a Gross Asset Value that varies from its basis in the hands of the contributing Member immediately preceding the date of contribution shall be allocated among the Members, solely for income tax purposes, pursuant to Regulations promulgated under Code Section 704(c) so as to take into account such variation. The Company shall account for such variation under any method approved under Code Section 704(c) and the applicable Regulations as chosen by the Management Committee, including the “remedial method” as described in Regulations Section 1.704-3(d). If the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (b) of the definition of “Gross Asset Value” herein, subsequent allocations of income, gain, loss and deduction with respect to such Company asset shall take account of any variation between the adjusted basis of such Company asset for federal income tax purposes and its Gross Asset Value in a manner consistent with Code Section 704(c) and the Regulations promulgated thereunder under any method approved under Code Section 704(c) and the applicable Regulations as chosen by the Management Committee, including the “remedial method” as described in Regulations Section 1.704-3(d). Allocations pursuant to this Section 1.2.2 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Income, Net Loss or any other items or distributions pursuant to any provision of this Agreement.

1.3       Other Provisions.

1.3.1      For any fiscal year during which any part of an Economic Interest is transferred between the Members or to another Person, the portion of the Net Income, Net Loss and other items of income, gain, loss, deduction and credit that are allocable with respect to such part of an Economic Interest shall be apportioned between the transferor and the transferee under any method allowed pursuant to Section 706 of the Code and the applicable Regulations as determined by the Management Committee in its discretion.

1.3.2      In the event the Management Committee determines in good faith that it is necessary or advisable to allocate items of income, gain, loss, deduction or credit in a manner different from the allocations set forth in ARTICLE 5 and this Annex I so as to comply with the Code and the Regulations, the Management Committee is hereby authorized to make new allocations in reliance on the Code and such Regulations.

1.3.3      For purposes of determining a Member’s share of the Company’s “excess nonrecourse liabilities” within the meaning of Regulations Section 1.752-3(a)(3), each Member’s interest in Company profits shall be such Member’s Percentage Interests.

1.3.5      The Members acknowledge and are aware of the income tax consequences of the allocations made by ARTICLE 5 and this Annex I and hereby agree to be bound by the provisions of ARTICLE 5 and this Annex I in reporting their shares of Net Income, Net Loss and other items of income, gain, loss, deduction and credit for federal, state and local income tax purposes.

1.3.6      All matters concerning the allocations and other determinations provided for in ARTICLE 5 and this Annex I and any accounting procedures not expressly provided for in this Agreement shall be determined by the Management Committee in its discretion.

SIGNATURE PAGE FOR ADDITIONAL

MEMBERS CONSENTING TO THE

AMENDED AND RESTATED

Operating AGREEMENT OF

GRANITE PEAK RESOURCES, LLC

IN WITNESS WHEREOF, the new Member has executed this Operating Agreement effective for all purposes as of November 27, 2018.

The undersigned member has entered into transactions pursuant to which it will be issued membership interests in Granite Peak Resources, LLC, a Wyoming limited liability company (the “Company”), under the Company’s Amended and Restated Operating Agreement dated as of December 3, 2018 (the “Operating Agreement”). This page constitutes the signature page to the Operating Agreement respecting such members and the new Member agrees to be subject to the Operating Agreement as a Member (as such term is defined in the Operating Agreement).

The undersigned hereby represents and warrants that the person executing the Operating Agreement has all requisite authority to enter into the Operating Agreement.

IN WITNESS WHEREOF, the undersigned has executed or caused to be executed by itself or an officer or agent duly authorized, the Operating Agreement on the date or dates set forth above.

GRANITE PEAK RESOURCES, LLC

By:

Name: Michael Markiewicz
Title: Manager

MEMBER: